Exhibit 99.1

PR Contact:	Investor Relations Contact:
Garth Chouteau	Jan Drymon
garth@gc-comm.com	jan@carideogroup.com
415-602-8147	612-317-2881

PureDepth™ Hires Jon McCaman as Chief Financial Officer

Pioneering Digital Display Firm Taps Long-Time Veteran of Supply Chain Management and Transportation Industries To Oversee Financial Operations

REDWOOD SHORES, California - January 9, 2007 - PureDepthTM, Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of multi-layer display (MLDTM) technology, today announced the appointment of Jon McCaman to the position of Chief Financial Officer. Mr. McCaman replaces Robert O’Callahan, who for health-related reasons will step down as CFO but will remain with the company, assuming a senior finance position with the organization.

“I want to thank Bob O’Callahan for the excellent work he did as our CFO. He has made a tremendous contribution to the company and I’m happy he will remain a key part of our financial team,” said Fred Angelopoulos, CEO of PureDepth. “I’m also delighted that we have been able to attract an individual of Jon McCaman’s caliber at this important time in PureDepth’s development. Jon’s decades of experience and accomplishments in financial operations and in international financial issues will be invaluable to our continued growth and success.”

McCaman joins PureDepth from Exel, a leader in supply chain management with US$10 billion in annual revenues, where he served as vice president of finance. Before joining Exel in 2001, he held senior executive positions in finance and planning for more than 15 years at DHL Worldwide Express.

“Jon will play an important role in helping PureDepth grow as we capitalize both domestically and internationally on our unique technology,” Angelopoulos said.

“I’m excited to join such a vibrant, innovative company at a key point in its history,” McCaman said. “PureDepth has incredible potential and I’m looking forward to helping the company improve and expand many aspects of its financial operations, investor relations and fiscal oversight.”

PureDepth’s MLD technology is an LCD layered, multi-dimensional (using real depth between two or more LCD panels) viewing innovation that enables users to simultaneously view two separate fields of data on one monitor. By overlaying two or more separate image planes within a single monitor, MLD provides true depth of vision that significantly enhances the visual experience with faster response to time-critical data and better assimilation and comprehension of data of any kind.

About PureDepth
PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology. Backed by 45 approved patents, this breakthrough in visualization is the first display technology that provides actual depth. The Company has, among others, a manufacturing license agreement with DRS Technologies (NYSE: DRS), and a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business in medical, financial and consumer markets. Founded in 1999, the Company is headquartered in Redwood Shores, California, with an engineering center located in New Zealand.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the Company's expectations for the use of its technology in mobile devices and televisions and the likelihood of the Company’s continued growth and the ability of the Company’s products to become widely accepted by the marketplace, Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate. Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-KSB and other filings that have been made with the SEC.

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PureDepth and MLD are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.